Exhibit 99.1


                                                   FOR IMMEDIATE RELEASE
                                                   Contact: Fell Herdeg
                                                   Telephone: 203-846-2274 x 119
                                                   Facsimile: 203-846-1776
                                                   Fell.Herdeg@soundprints.com


TRUDY ANNOUNCES RESTRUCTURING OF EQUITY OWNERSHIP OF TRUDY AND STUDIO MOUSE LLC

         Norwalk, Connecticut, March 4, 2004-Trudy Corporation (OTCBB:TRDY) announced today that it had executed a Memorandum of Understanding with Chart Studio Publishing (Pty.) LTD, Gauteng, South Africa, providing for the restructuring of ownership of Trudy's subsidiary, Studio Mouse, LLC, and for share ownership by Chart Studio in Trudy. Chart Studio formerly held an option to reacquire 50% of Studio Mouse. Trudy and Chart Studio have entered into a new agreement providing for changes in their business relationship as follows:

     o Subject to the obtaining of certain approvals, Studio Mouse will be merged with Trudy.

     o Chart Studio will be issued shares of Common Stock of Trudy, restricted as to transfer, from its authorized but unissued shares, resulting in Chart Studio's ownership of 30% of Trudy's shares issued and outstanding after such issuance. Such issuance shall be contingent upon
         1) completing the above mentioned merger, 2) obtaining approval from the Reserve Bank of South Africa, 3) meeting the requirements of all applicable US state and federal laws and 4) payment of $25,000 by Chart Studio to Trudy. The shares will be issued in exchange for A) the forgiveness of the loan from Chart Studio to Studio Mouse in the amount of $444,852 (the net present value of which is currently $322,178); B) cancellation of Chart Studio's option to acquire 50% of Studio Mouse; and C) the contribution by Chart to Trudy of certain formats designated by Chart Studio, and D) at-cost access to sample-making facilities, certain logistics facilities and design services of Chart Studio.

     o The Reserve Bank of South Africa's application timeline and approval/disapproval impact on Trudy will be the following:

              1. Chart Studio shall submit an application to the Reserve Bank of South Africa for approval of equity participation in Trudy no later than April 30, 2004.

              2. If the necessary Reserve Bank approval is not received by December 31, 2004, in termination of all prior agreements with Chart Studio, Trudy shall pay Chart Studio no later than August 20, 2007 30% of nine times Trudy's earnings before interest, tax, depreciation and amortization for the 12 months ending August 31, 2004, which payment shall not be less than $444,852.

     o Chart Studio may receive an additional 3% equity interest in Trudy, for a total of 33% of Trudy's then issued and outstanding shares, provided that Chart Studio, using its own sales personnel, generates incremental sales for Trudy of $750,000, to be commissionable to Chart Studio, within 12 months from February 20, 2004. Chart Studio and Trudy have also agreed upon a sales representation agreement for additional commissioned sales of Trudy product by Chart Studio beyond this $750,000.

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     o   Chart Studio shall be granted pre-emptive rights regarding future sales by Trudy of shares of its Common Stock.

     o Chart Studio shall provide a corporate guarantee for 30% of Trudy's revolving line of credit and equity line of credit of $750,000 and $300,000, respectively.

     o Trudy has agreed to expand the size of its Board and provide Chart Studio with Board representation.

William W. Burnham, President and CEO of Trudy remarked, "We welcome Chart Studio's successful application to the Reserve Bank of South Africa; Chart Studio's alliance with Trudy will offer significant global sales opportunities for Trudy's licensed products to be sold to Chart Studio's customers worldwide. In addition, Trudy's licensed and proprietary content also offers repurposing opportunities into Chart Studio's novel formats to be packaged and sold on a non-returnable basis in multiple languages to these same customers worldwide."

Studio Mouse, LLC was established to capitalize on the wealth of content and creativity of Trudy and Chart Studio, creating innovative new formats for existing content and new content for use in new and inventive "edutainment" product formats which are selling into the retail market through such resellers as Target, Toys R' Us, Wal-Mart, Costco, Sam's, Borders, Barnes & Noble, and Books-a-Million.

Trudy Corporation was founded in 1947 as a privately owned designer of plush toys and became a public company in 1987. Trudy currently holds licenses from the Smithsonian Institution, the African Wildlife Foundation and the American Veterinary Medical Association, among others, for children's books, audio books and plush toys. It has active distribution into the toy and book trade, the warehouse clubs, mass market retailers as well as schools and libraries. Also in its distribution portfolio is a mail order catalog and e-commerce business to the education community and at-home consumers.

Except for the historical information contained herein, the matters set forth in this press release are forward-looking statements within the meaning of "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially. These forward-looking statements speak only to the date hereof; Trudy Corporation disclaims any intent or obligation to update these forward-looking statements.

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